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                                                                    Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:
INVESTOR RELATIONS:                                     MEDIA RELATIONS:
John Pitt                                               Silvia Davi
212 310 7481                                            212 310 7792
john.pitt@instinet.com                                  silvia.davi@instinet.com

FOR IMMEDIATE RELEASE

                INSTINET TO PUBLISH QUOTES IN NASDAQ INTERMARKET

NEW YORK - NOV. 1, 2002 - Instinet Group Incorporated (Nasdaq: INET) announced today that on Monday, November 4th, Instinet Corporation will start publishing quotes in NASDAQ's InterMarket system for the two largest Exchange Traded Funds
(ETFs): QQQ and SPY, joining the National Market System in those instruments. This development will provide increased transparency and liquidity to the entire marketplace.

The main purpose of this initiative is to benefit Instinet's customers by giving them the ability to interact with other pools of liquidity. Instinet Corporation will be offering a special promotional rate for trading SPYs during the week of November 4 through November 8. Instinet customers are urged to contact their customer service representatives for additional information.


"Instinet is committed to providing institutional investors with the most effective and efficient execution services in the world. We believe the enhanced liquidity and transparency offered in these instruments will be beneficial to our clients and the market as a whole. As a result of our initiatives today, we hope to attract even higher levels of liquidity to the Instinet platform," commented Jean-Marc Bouhelier, Instinet's Chief Operating Officer.


ABOUT INSTINET:

Instinet, through affiliates, is the largest global electronic agency securities broker and has been providing investors with electronic trading solutions for more than 30 years. Our services enable buyers and sellers worldwide to trade securities directly and anonymously with each other, have the opportunity to gain price improvement for their trades and lower their overall trading costs. Through our electronic platforms, our customers also can access over 40 securities markets throughout the world, including Nasdaq, the NYSE and stock exchanges in Frankfurt, Hong Kong, London, Paris, Sydney, Tokyo, Toronto and Zurich. We also provide our customers with access to research generated by us and by third parties, as well as various informational and decision-making tools. Unlike most traditional broker-dealers, we act solely as an agent for our customers and do not trade securities for our own account or maintain inventories of securities for sale.




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THIS PRESS RELEASE IS FOR INFORMATION PURPOSES ONLY AND IS NOT INTENDED AS AN
OFFER OR SOLICITATION WITH RESPECT TO THE PURCHASE OR SALE OF ANY SECURITY.


(C)2002 Instinet Corporation and its affiliated companies. All rights reserved. Member NASD/SIPC. INSTINET and the INSTINET Mark are service marks in the United States and in other countries throughout the world. Instinet Corporation is a subsidiary of Instinet Group Incorporated.



This news release may be deemed to include forward-looking statements relating to Instinet. Certain important factors that could cause actual results to differ materially from those disclosed in such forward-looking statements are included in Instinet's Quarterly Report on Form 10-Q for the period ended June 30, 2002 as Exhibit 99.1, and other documents filed with the SEC and available on the Company's website. Certain information regarding Nasdaq trading volumes is also included in the Instinet's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and on the Company's website at www.instinet.com. These statements speak only as of the date of this news release, and the Company does not undertake any obligation to update them.